Exhibit 99.2

1 Second Quarter 2018 Results Investor Conference Call July 31, 2018 Quaker Chemical Corporation

Risks and Uncertainties Statement Regulation G The attached charts include C ompany information that does not conform to generally accepted accounting principles ( “GAAP”). Management believes that an analysis of this data is meaningful to investors because it provides insight with respect to ongoing operating results of the Company and allows investors to better evaluate the financial results of the Company. These measures should not be viewed as an alternative to GAAP measures of performance. Furthermore, these measures may not be consis tent with similar measures provided by other companies. This data should be read in conjunction with the Company’s most recent annual report filed on form 10-K as well as the second quarter earnings news release dated July 30, 2018 which has been furnished to the Securities and Exchange Commission (“SEC”) on Form 8-K and the Company’s Form 10-Q for the period ended June 30, 2018, which has been filed with the SEC. Forward-Looking Statements This presentation contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that demand for the Company's products and services is largely derived from the demand for its customers' products, which subjects the Company to uncertainties related to downturns in a customer's business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political condi tions, foreign currency fluctuations, significant changes in applicable tax rates and regulations, future terrorist attacks and other acts of violence. Other factors could also adversely affect us, including factors related to the previously announced pending Houghton combination and the risk that the transaction may not receive regulatory approval or that regulatory approval may include conditions or other terms not acceptable to us. Other factors beyond those discussed in this Report, including those related to the Combination, could also adversely affect us including, but not limited to:  the risk that a required regulatory approval will not be obtained or is subject to conditions that are not anticipated or acceptable to us;  the potential that regulatory authorities may require that we make divestitures in connection with the Combination of a greater amount than we anticipated, which would result in a smaller than anticipated combined business;  the risk that a closing condition to the Combination may not be satisfied in a timely manner;  risks associated with the financing of the Combination;  the occurrence of any event, change or other circumstance that could give rise to the termination of the share purchase agreement;  potential adverse effects on Quaker Chemical’s business, properties or operations caused by the implementation of the Combination;  Quaker Chemical’s ability to promptly, efficiently and effectively integrate the operations of Houghton and Quaker Chemical;  risks related to each company’s distraction from ongoing business operations due to the Combination; and,  the outcome of any legal proceedings that may be instituted against the companies related to the Combination. Therefore, we caution you not to place undue reliance on our forward-looking statements. For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in Item 1A of our Form 10-K for the year ended December 31, 2017 as well as the proxy statement the Company filed on July 31, 2017 and in our quarterly and other reports filed from time to time with the SEC. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward- looking statements to reflect new information or future events or for any other reason. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

Speakers Michael F. Barry Chairman of the Board, Chief Executive Officer & President Mary Dean Hall Vice President, Chief Financial Officer & Treasurer Robert T. Traub Vice President, General Counsel & Corporate Secretary Chart #1

Second Quarter 2018 Headlines ▪ 10% increase in net sales to $222.0 million driven by solid volume growth of 5% ▪ Net income of $19.2 million and earnings per diluted share of $1.44 ▪ Strong operating performance drives a 26% increase in non - GAAP earnings per diluted share to $1.56 and a 15% increase in adjusted EBITDA to $32.2 million Chart #2

Chairman Comments ▪ Second Quarter 2018 x Strong operating performance drives a 15% increase in adjusted EBITDA and, coupled with a lower effective tax rate, results in a 26% increase in non - GAAP earnings per diluted share x Net sales increase of 10% to $222.0 million driven by volume, selling price and product mix as well as foreign exchange x Sequential gross margin improvement for the second quarter in a row primarily due to price increases outpacing raw material cost changes x Good operating conditions in all regions with broad revenue growth, primarily driven by solid production increases in steel and automotive end markets and continued market share gains ▪ 2018 Outlook x Expect solid volumes to continue but also expect some foreign exchange headwinds and higher raw material costs x Anticipate gross margin to be in the low to mid 36 percent range x Expect to present a remedy that meets the needs of the United States and Europe regulators in Q3’18 and close the Houghton combination in Q4’18 Chart #3 Overall, we remain confident in our future given our modestly growing global end markets, continued market share gains, U.S. Tax Reform and the benefits we will achieve through the upcoming combination with Houghton

▪ Strong operating performance drove a 26% increase in non - GAAP earnings per diluted share to a record of $1.56 and a 15% increase in adjusted EBITDA to a record of $32.2 million ▪ Net sales increased 10% to a record $222.0 million driven by a 5% increase in volume, a 3% increase in selling price & product mix and a positive impact from foreign currency translation of 2% ▪ Gross profit increased 13% from Q2‘17 due to the net sales increase as well as a higher gross margin of 36.5% in Q2’18 compared to 35.7% in Q2’17, primarily driven by pricing initiatives and the mix of certain products sold which more than offset raw material cost increases ▪ SG&A increased $4.5 million primarily due to the impact of foreign currency translation and higher labor - related costs primarily from annual merit increases and incentive based compensation ▪ Total Houghton combination - related costs (including interest) were $4.5 million or $0.29 per diluted share in Q2’18 compared to $4.3 million or $0.27 per diluted share in Q2’17 ▪ ETR of 16.8% and 26.2% in Q2’18 and Q2’17, respectively, include the impact of certain non - deductible Houghton combination - related expenses in both periods and a Q2‘18 U.S. Tax Reform adjustment; ETR without these impacts would have been approximately 22% and 27% for Q2’18 and Q2’17, respectively, reflecting the lower U.S. statutory tax rate in the current year ▪ Foreign exchange negatively impacted Q2’18 earnings by less than 1% or $0.01 per diluted share ▪ Year - to - date net operating cash flow of $19.7 million compared to $20.8 million in the prior year period driven by higher cash invested in working capital primarily as a result of increased net sales Financial Highlights Second Quarter of 2018 Chart #4

Chart #5 Financial Snapshot ($ in Millions unless otherwise noted) Q2 2018 Q2 2017 YTD 2018 YTD 2017 Net Sales 222.0 201.2 434.0 396.1 Gross Profit 80.9 71.8 156.4 142.7 Gross Margin (%) 36.5% 35.7% 36.0% 36.0% SG&A 54.1 49.6 104.1 97.6 Combination-Related Expenses 4.3 4.3 9.5 13.4 Operating Income 22.6 17.9 42.8 31.7 Operating Margin (%) 10.2% 8.9% 9.9% 8.0% Net Income Attributable to Quaker Chemical Corporation 19.2 11.9 32.0 18.9 GAAP Earnings Per Diluted Share 1.44 0.89 2.40 1.42 Non-GAAP Earnings Per Diluted Share 1.56 1.24 2.94 2.42 Adjusted EBITDA 32.2 28.0 63.0 56.2 Adjusted EBITDA Margin (%) 14.5% 13.9% 14.5% 14.2% Net Cash (Debt) 26.1 24.2 --- --- Net Operating Cash Flow 17.0 12.5 19.7 20.8 Effective Tax Rate (%) 16.8% 26.2% 22.8% 37.4%

Chart #6 Continued market share gains drive volume growth in the majority of regions quarter - over - quarter Product Volume by Quarter and Year in Thousands of Kilograms 100,000 140,000 180,000 220,000 260,000 300,000 25,000 35,000 45,000 55,000 65,000 75,000 Full Year Volume Quarter Volume Quarter Volume Full Year Volume

28.1% 35.0% 35.6% 32.7% 33.8% 35.9% 35.8% 37.7% 37.5% 35.5% 25.0% 28.0% 31.0% 34.0% 37.0% 40.0% 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 Gross Margin Percentage 35.7% 35.1% 35.1% 35.6% 36.5% 33.0% 34.0% 35.0% 36.0% 37.0% 38.0% Q2 2017 Q3 2017 Q4 2017 Q1 2018 Q2 2018 Gross Margin Percentage Chart #7 Sequential gross margin improvement for the second quarter in a row and expect gross margin to be in the low to mid 36% range in the second half of 2018 Gross Margin Percentage Trends

$40.1 $44.2 $66.8 $73.0 $80.9 $89.6 $99.8 $101.6 $106.6 $115.2 $110.2 $122.0 6.9% 9.8% 12.3% 10.7% 11.4% 12.3% 13.0% 13.8% 14.3% 14.1% 14.2% 14.2% 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 Trailing Twelve Months Q2'17 Trailing Twelve Months Q2'18 Adjusted EBITDA ($ Mils.) Adjusted EBITDA Margin (%) FY 2008 – Q2 2018 CAGR: 12.4% +730 Margin bps Adjusted EBITDA Baseline Historical Performance Strong operating earnings drives record quarterly and trailing twelve month Adjusted EBITDA Chart #8

-$100 -$75 -$50 -$25 $0 $25 $50 $75 $100 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 Q2 2018 $ Millions Cash ST/LT Debt Net Cash (Debt) Chart #9 Continued solid cash flow generation and strong balance sheet Balance Sheet Cash and Debt

APPENDIX

Chart #10 Non - GAAP EPS Reconciliation Q2 2018 Q2 2017 YTD 2018 YTD 2017 GAAP earnings per diluted share 1.44$ 0.89$ 2.40$ 1.42$ Equity income in a captive insurance company per diluted share (0.08) (0.04) (0.05) (0.08) Houghton combination-related expenses per diluted share 0.29 0.27 0.66 0.95 Transition Tax adjustment per diluted share (0.09) - (0.09) - U.S. pension plan settlement charge per diluted share - 0.09 - 0.09 Cost streamlining initiative per diluted share - - - 0.01 Currency conversion impacts of the Venezuelan bolivar fuerte per diluted share 0.00 0.03 0.02 0.03 Non-GAAP earnings per diluted share 1.56$ 1.24$ 2.94$ 2.42$

TTM Adjusted EBITDA Reconciliation

Quaker
It's what's inside that counts.

($ in thousands unless otherwise noted)	I=G+H	H	G=F-D	F	E=C+D	D	C=B-A	B	A
	Trailing Twelve Months Q2 2018	YTD Q2 2018	Last Six Months 2017	FY 2017	Trailing Twelve Months Q2 2017	YTD Q2 2017	Last Six Months 2016	FY 2016	YTD Q2 2016
Net income	$ 33,358	$ 31,978	$ 1,380	$ 20,278	$ 52,340	$ 18,898	$ 33,442	$ 61,403	$ 27,961
Depreciation	12,595	6,330	6,265	12,598	12,559	6,333	6,226	12,557	6,331
Amortization	7,462	3,698	3,764	7,368	7,024	3,604	3,420	7,009	3,589
Interest expense	5,750	3,294	2,456	3,892	2,857	1,436	1,421	2,889	1,468
Taxes on income before equity in net income of associated companies	39,788	9,224	30,564	41,653	20,772	11,089	9,683	23,226	13,543
Equity income in a captive insurance company	(2,163)	(643)	(1,520)	(2,547)	(2,360)	(1,027)	(1,333)	(1,688)	(355)
Restructuring credit	-	-	-	-	(439)	-	(439)	(439)	-
Houghton combination-related expenses	25,415	8,890	16,525	29,938	14,944	13,413	1,531	1,531	-
U.S. pension plan settlement charge	-	-	-	1,860	1,860	1,860	-	-	-
Loss on disposal of held-for-sale asset	125	-	125	125	-	-	-	-	-
Insurance insolvency recovery	(600)	-	(600)	(600)	-	-	-	-	-
Cost streamlining initiative	-	-	-	286	286	286	-	-	-
Currency conversion impacts of the Venezuelan bolivar fuerte	292	244	48	388	340	340	-	88	88
Adjusted EBITDA	$ 122,022	$ 63,015	$ 59,007	$ 115,239	$ 110,183	$ 56,232	$ 53,951	$ 106,576	$ 52,625
Adjusted EBITDA Margin (%)	14.2%	14.5%	13.9%	14.1%	14.2%	14.2%	14.1%	14.3%	14.4%

Chart #11

Adjusted EBITDA Reconciliation

Quaker
It's what's inside that counts.

($ in Thousands unless otherwise noted)	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017
Net income	$ 9,833	$ 16,058	$ 32,120	$ 45,892	$ 47,405	$ 56,339	$ 56,492	$ 51,180	$ 61,403	$ 20,278
Depreciation	10,879	9,525	9,867	11,455	12,252	12,339	12,306	12,395	12,557	12,598
Amortization	1,177	1,078	988	2,338	3,106	3,445	4,325	6,811	7,009	7,368
Interest expense	5,509	5,533	5,225	4,666	4,283	2,922	2,371	2,585	2,889	3,892
Taxes on income before equity in net income of associated companies	4,977	7,065	12,616	14,256	15,575	20,489	23,539	17,785	23,226	41,653
Equity loss (income) in a captive insurance company	1,299	162	(313)	(2,323)	(1,812)	(5,451)	(2,412)	(2,078)	(1,688)	(2,547)
Non-cash gain from the purchase of an equity affiliate	-	-	-	(2,718)	-	-	-	-	-	-
Equity affiliate out of period charge	-	-	564	-	-	-	-	-	-	-
Restructuring expense (credit)	2,916	2,289	-	-	-	-	-	6,790	(439)	-
Executive transition costs	3,505	2,443	1,317	-	609	-	-	-	-	-
Houghton combination-related expenses	-	-	-	-	-	-	-	-	1,531	29,938
Verkol transaction-related expenses	-	-	-	-	-	-	-	2,813	-	-
U.K. pension plan amendment	-	-	-	-	-	-	902	-	-	-
Customer bankruptcy costs	-	-	-	-	1,254	-	825	328	-	-
U.S. pension plan settlement charge	-	-	-	-	-	-	-	-	-	1,860
Cost streamlining initiatives	-	-	-	-	-	1,419	1,166	173	-	286
Loss on disposal of held-for-sale asset	-	-	-	-	-	-	-	-	-	125
Insurance insolvency recovery	-	-	-	-	-	-	-	-	-	(600)
Non-income tax contingency charge	-	-	4,132	-	-	796	-	-	-	-
Change in acquisition-related earnout liability	-	-	-	(595)	(1,737)	(497)	-	-	-	-
Mineral oil excise tax refund	-	-	-	-	-	(2,540)	-	-	-	-
Currency conversion impacts of the Venezuelan bolivar fuerte	-	-	322	-	-	357	321	2,806	88	388
Adjusted EBITDA	$ 40,095	$ 44,153	$ 66,838	$ 72,971	$ 80,935	$ 89,618	$ 99,835	$ 101,588	$ 106,576	$ 115,239
Adjusted EBITDA Margin (%)	6.9%	9.8%	12.3%	10.7%	11.4%	12.3%	13.0%	13.8%	14.3%	14.1%

Chart #12